Exhibit 12


     UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      -------------------------------------------------
                (In Thousands, Except Ratios)
                         (Unaudited)


                                                            Nine Months
                                                        Ended September 30,
                                                        -------------------

                                                          1998          1997
                                                         ------        -------
   Earnings:
     Income (Loss) from continuing operations.......     $(191)         $  585

     Undistributed equity earnings..................       (34)            (26)
                                                         -----          ------

               Total................................      (225)            559
                                                         -----          ------


   Income Taxes.....................................      (140)            329
                                                         -----          ------

   Fixed Charges:
     Interest expense including amortization of
         debt discount..............................       526             451

     Portion of rentals representing an interest
         factor.....................................       134             126
                                                         -----          ------

               Total................................       660             577
                                                         -----          ------

   Earnings available for fixed charges.............     $ 295          $1,465
                                                         =====          ======


   Total Fixed Charges -- as above..................     $ 660          $  577
                                                         =====          ======

   Ratio of earnings to fixed charges (Note 5)......       0.4             2.5
                                                         =====          ======